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                                                                     EXHIBIT 2.1

PAUL J. COUCHOT - State Bar No. 131934
CHARLES LIU - State Bar No. 190513
WINTHROP COUCHOT
PROFESSIONAL CORPORATION
3 Civic Plaza, Suite 280
Newport Beach, CA 92660

Telephone: (949) 720-4100
Facsimile: (949) 720-4111

General Insolvency Counsel for
Debtor and Debtor-in-Possession

                         UNITED STATES BANKRUPTCY COURT

                         CENTRAL DISTRICT OF CALIFORNIA

                               SANTA ANA DIVISION


In re                               Case No. SA 99-18522 RA

THE L. L. KNICKERBOCKER             ORDER GRANTING DEBTOR'S MOTION FOR ORDER
COMPANY, INC., a California         APPROVING:
corporation,                        (1) THE SALE OF SUBSTANTIALLY ALL OF THE
                                        DEBTOR'S ASSETS FREE AND CLEAR OF LIENS,
        Debtor and Debtor in            CLAIMS, AND INTERESTS PURSUANT TO 11
        Possession.                     U.S.C. SECTION 363;
                                    (2) ASSUMPTION AND ASSIGNMENT OF EXECUTORY
                                        CONTRACTS AND UNEXPIRED LEASES; AND
                                    (3) CONSIDERATION OF POTENTIAL OVERBIDS

                                    DATE:  September 4, 2001
                                    TIME:  9:30 a.m.
                                    PLACE: Courtroom 6C
                                           411 West Fourth Street
                                           Santa Ana, CA 92701







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        On September 4, 2001, at 9:30 a.m., a hearing was held before this Court on the Debtor's Motion for an Order Approving (1) the Sale of Substantially All of the Debtor's Assets Free and Clear of Liens, Claims, and Interests Pursuant to 11 U.S.C. Section 363, (2) Assumption and Assignment of Executory Contracts and Unexpired Leases; and (3) Consideration of Overbids (the "Motion").

        Paul J. Couchot of Winthrop Couchot Professional Corporation appeared on behalf of the Debtor. Mark Paben and James Shnell of Preston, Gates & Ellis LLP appeared on behalf of Brian Blosil. Leonard Shulman of Marshack, Shulman, Hodges & Bastian appeared on behalf of the Official Committee of Creditors Holding Unsecured Claims (the "Committee"). Thomas Nanney of Bryan Cave LLP appeared on behalf of Terri Lee Associates. Michael Hauser appeared on behalf of the Office of the United States Trustee. Other appearances were as noted in the record.

        The Court having considered the Motion, the opposition to the Motion, the reply to the opposition to the Motion, evidence offered in support of and against the Motion, the statements and arguments of counsel, as well as the record herein, hereby makes the following Findings of Fact:

        1. The Motion, as well as the separate Notice of Motion for an Order Approving the Sale of Substantially All of the Debtor's Assets Free and Clear of Liens, Claims, and Interests Pursuant to 11 U.S.C. Section 363, (2) Assumption and Assignment of Executory Contracts and Unexpired Leases; and (3) Consideration of Overbids (the "Notice of Motion") have been timely served upon the Office of the United States Trustee, each of the Debtor's twenty largest unsecured creditors, the Debtor's secured


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creditors, the Committee, creditors requesting special notice, and parties to those unexpired real property leases to be assumed and assigned.

        2. The Notice of Motion has been timely served on all of the Debtor's creditors and all parties-in-interest. Accurate and reasonable notice of the sale has been provided to all interested parties.

        3. The sale of the Assets, as that term is defined hereinbelow (the "Sale"), to a limited liability company to be formed by Brian Blosil or his designee (the "Buyer") pursuant to the Letter of Intent dated July 12, 2001 (the "LOI") and the Asset Purchase Agreement by and between the Debtor and the Buyer, substantially in the form attached hereto as Exhibit "1" (the "Purchase Agreement"), is the result of a good faith, arms-length negotiation between the parties. Neither the Debtor nor any insiders of the Debtor have any relationship with the Buyer or insiders of the Buyer other than the relationship arising out of the Sale transaction.

        4. The consideration to be paid by the Buyer, described more fully hereinbelow, represents a fair consideration for the Assets being transferred and the Sale is in the best interest of the estate and its creditors.

        5. The Buyer was the successful bidder at the September 4, 2001 sale, having presented the highest and best offer for the purchase of the Assets.

        6. The Committee has approved the form of Purchase Agreement and consents to the Sale.

        7. The Buyer has no pre-existing relationship or affiliation or agreement (other than the Sale transaction which is the subject of the Motion) with the Debtor or any of the Debtor's respective insiders or affiliates except that: (i) one of the Buyer's


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principals is Brian Blosil who is the husband of Marie Osmond, the principal of
Marie, Inc. (Marie, Inc. and the Debtor are parties to a licensing agreement), and (ii) Marie Osmond and/or Brian Blosil own an insignificant number of shares of the Debtor's stock that is insufficient to make them "insiders" for purposes of the Sale.

        Based on the above Findings of Fact, the Court makes the following Conclusions of Law:

        1.  A sound business reason for the Sale has been demonstrated.

        2. The Buyer is purchasing the assets to be acquired pursuant to the Purchase Agreement "in good faith" within the meaning of section 363(m) of the Bankruptcy Code.

        3. The notice and opportunity for hearing given with respect to the Motion and the Sale were "appropriate in the particular circumstances" within the meaning of Section 102(1)(A) of the Bankruptcy Code.

        4. The order approving the Motion and authorizing the Sale and assumption and assignment of executory contracts and unexpired leases to the Buyer, shall be effective immediately upon entry and the 10 day stay provided for in Rules 6004(g) and 6006(d) of the Federal Rules of Bankruptcy Procedure shall not apply to the Sale and assumption and assignment of executory contracts approved by this Order.

        Based on the above Findings of Fact and Conclusions of Law and good cause appearing therefore, it is hereby

        ORDERED, that the Motion is granted; and it is further

        ORDERED, that Debtor is authorized and directed to sell the assets mentioned in the Purchase Agreement (the "Assets") to the Buyer; and it is further


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        ORDERED, that the Debtor is authorized and directed to do all acts and execute all documents which are reasonably necessary to implement and consummate the terms of the Purchase Agreement; and it is further

        ORDERED, that the Buyer shall take title to the Assets pursuant to the Purchase Agreement free and clear of all claims, liens, mortgages, security interests, charges, encumbrances, taxes, obligations, assessments, covenants, title defects, pledges, encroachments, as well as any other interest or burden of any kind, nature or description whatsoever, held by any person or entity (except for liabilities expressly assumed in the Purchase Agreement) (hereinafter collectively referred to as "Liens and Encumbrances"), if any, pursuant to 11 U.S.C. Section 363(f), with the Liens and Encumbrances to attach to the net sales proceeds in the preexisting order of priority; and it is further

        ORDERED, that in the event that any creditor or any other entity which has a claim against or interest in the Assets has not delivered to the Debtor documents releasing all such claims or other interests, the Debtor is authorized and directed to execute and file such statements, instruments, releases, and other documents on behalf of the person or entity with respect to the Assets. Nothing contained herein shall authorize the release of any claim against any asset not conveyed to the Buyer under, or otherwise dealt with, in the Sale; and it is further

        ORDERED, that notwithstanding the provisions of the paragraph above, the provisions of this Order shall be self-executing, and the failure to execute or file releases, termination statements, assignments, consents, or other instruments shall not affect in any way the clear title acquired by the Buyer as set forth above; provided, however, that this paragraph shall not excuse any entity (including, but not limited to, the Debtor and


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creditors) from performing any and all of their respective obligations under the
Order, nor shall it prevent the applicable entities from executing, delivering, and/or filing such implementation documents that Buyer deems to be reasonably necessary or desirable; and it is further

        ORDERED, that out of the closing of the Sale, the Buyer shall pay to Republic Credit Corp. ("Republic") the amount necessary to satisfy in full the current balance of the Debtor's obligation to Republic; and it is further

        ORDERED, that after closing of the Sale, the Buyer shall not be successor to the Debtor, and no successor liability shall attach to the Buyer by reason of the purchase of the Assets (except for liabilities expressly assumed in the Purchase Agreement); and it is further

        ORDERED, that the Debtor is hereby authorized and directed to assume and assign the unexpired leases and executory contracts which are described in the Purchase Agreement (the "Assigned Contracts"), to the Buyer pursuant to Section 365 of the Bankruptcy Code; and it is further

        ORDERED, that except for certain monetary defaults set forth in the Purchase Agreement and any defaults of a kind which are rendered unenforceable by Sections 365(b)(2), 365(e)(1), and 365(f)(1), the Debtor is not in default under any of the Assigned Contracts, and that the monetary defaults described in the Purchase Agreement shall be cured by the Buyer upon the consummation of the Sale or as soon thereafter as possible, or as provided for in the Purchase Agreement and the LOI as modified by the Procedures Order; and it is further


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        ORDERED, that pursuant to Section 365(k), the assignment of the Assigned
Contracts to the Buyer, will relieve Debtor and its bankruptcy estate from any liability for any breach thereof occurring after such assignment; and it is further

        ORDERED, that the Assigned Contracts do not include any license agreement or contract with Terri Lee Associates; and it is further

        ORDERED, that to the extent Cello, Inc.'s 11 U.S.C. Section 507(a)(2) "gap period claim" is allowed, the Buyer shall assume and pay such claim in accordance with the treatment given other gap period claims as described in the Purchase Agreement; and it is further

        ORDERED, that without in any manner limiting the scope of this Court's jurisdiction, this Court shall retain and have the jurisdiction to interpret and enforce the terms of this Order, to interpret and enforce the terms of the Purchase Agreement, to adjudicate any issue relating to the Assumed Contracts and to adjudge and determine any action for breach of the Purchase Agreement; and it is further

        ORDERED, that the Buyer is entitled to all of the protections afforded to a purchaser "in good faith" within the meaning of section 363(m) of the Bankruptcy Code; and it is further

        ORDERED, that upon entry of this Order, the Buyer is free and authorized to engage in negotiations and communications with other parties consistent with
Section 7.8 of the Purchase Agreement; and it is further

        ORDERED, that this order shall be effective immediately upon entry and the 10 day stay provided for in Rules 6004(g) and 6006(d) of the Federal Rules of Bankruptcy Procedure shall not apply to the matters approved herein; and it is further


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        ORDERED, that any claim or suit arising under the Purchase Agreement and the LOI as modified by the Procedures Order shall be filed and prosecuted only in this Court.

DATED: September 4, 2001            /s/ Robert W. Alberts
                                    ---------------------
                                    ROBERT W. ALBERTS
                                    UNITED STATES BANKRUPTCY JUDGE

SUBMITTED BY:

WINTHROP COUCHOT
PROFESSIONAL CORPORATION


By: /s/ Charles Liu
    -------------------------------
        Paul J. Couchot
        Charles Liu
General Insolvency Counsel for Debtor and Debtor-in-Possession

APPROVED AS TO FORM AND CONTENT:

MARSHACK SHULMAN HODGES & BASTIAN


By: /s/ Leonard Shulman
    -------------------------------
        Leonard Shulman
Attorneys for the Official Committee of
Unsecured Creditors


BRYAN CAVE, LLP


By: /s/ Mark Stingley
    -------------------------------
        Mark Stingley, Esq.
Attorneys for Terri Lee Associates, LLC


PRESTON, GATES, & ELLIS LLP


By:  /s/ James Shnell
    -------------------------------
         James Shnell, Esq.
Attorneys for Brian Blosil




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PYLE SIMS DUNCAN & STEVENSON APC


By:  /s/ Michael E. Busch
    -------------------------------
        Michael E. Busch
        Kathleen A. Cashman-Kramer
Attorneys for Cello, Inc.







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